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                                                                    EXHIBIT 2.3

                       OMEGA HEALTH CARE INVESTORS, INC.
                             ARTICLES SUPPLEMENTARY

     Omega Health Care Investors, Inc., a Maryland corporation ("Company"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
     FIRST: Pursuant to authority contained in the Charter, Two Million (2,000,000) shares of authorized but unissued shares of the Company's Preferred Stock have been duly classified by the Board of Directors of the Company as authorized but unissued shares of the Company's 8.625% Series B Cumulative Preferred Stock.
     SECOND: A description of the 8.625% Series B Cumulative Preferred Stock is as follows:

     1. Designation and Number. A series of Preferred Stock, designated the "8.625% Series B Cumulative Preferred Stock" (the "Series B Preferred Stock"), is hereby established. The number of shares of the Series B Preferred Stock shall be Two Million (2,000,000).

     2. Maturity. The Series B Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption.

     3. Rank. The Series B Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Stock of the Company, and to all equity securities ranking junior to the Series B Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; (ii) on a parity with the Series A Preferred Stock and all other equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Series B Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; and (iii) junior to all existing and future indebtedness of the Company. The term "equity securities" does not include convertible debt securities, which will rank senior to the Series B Preferred Stock prior to conversion.

     4. Dividends

             (a) Holders of shares of the Series B Preferred Stock are entitled to receive, when and as declared by the Board of Directors
(or a duly authorized committee thereof), out of funds legally available for the payment of dividends, preferential cumulative cash dividends at the rate of 8.625% per annum of the Liquidation Preference (as defined below) per share (equivalent to a fixed annual amount of $2.156 per share).

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Dividends on the Series B Preferred Stock shall be cumulative from the date of original issue and shall be payable in arrears for each period ended July
31, October 31, and January 31, and April 30 on or before the 15th day of August, November, February, and May of each year, or, if not a business day, the next succeeding business day (each, a "Dividend Payment Date"). The first dividend will be paid on August 15, 1998, with respect to the period commencing on the date of issue and ending on July 31, 1998. Any dividend payable on the Series B Preferred Stock for any partial period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stock records of the Company at the close of business on the applicable record date, which shall be the last day of the preceding calendar month prior to the applicable Dividend Payment Date or on such other date designated by the Board of Directors of the Company that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a "Dividend Record Date").

     (b) No dividends on shares of Series B Preferred Stock shall be declared by the Board of Directors or paid or set apart for payment by the Company at such time as the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

     (c) Notwithstanding the foregoing, dividends on the Series B Preferred Stock will accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on the Series B Preferred Stock will not bear interest and holders of the Series B Preferred Stock will not be entitled to any distributions in excess of full cumulative distributions described above. Except as set forth in the next sentence, no dividends will be declared or paid or set apart for payment on any capital stock of the Company or any other series of Preferred Stock ranking, as to dividends, on a parity with or junior to the Series B Preferred Stock (other than a dividend in shares of the Company's Common Stock or in shares of any other class of stock ranking junior to the Series B Preferred Stock as to dividends and upon liquidation) for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Series B Preferred Stock for all past dividend periods and the then current dividend period. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series B Preferred Stock and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Series B Preferred Stock, all dividends declared upon the Series B Preferred Stock and any other series of Preferred Stock ranking on a parity as to dividends with the Series B Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series B Preferred Stock and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series B Preferred Stock and such other series of Preferred Stock (which shall not include any accrual in respect of

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unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) bear to each other.

     (d) Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Series B Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than in shares of Common Stock or other shares of capital stock ranking junior to the Series B Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the Common Stock, or any other capital stock of the Company ranking junior to or on a parity with the Series B Preferred Stock as to dividends or upon liquidation, nor shall any shares of Common Stock, or any other shares of capital stock of the Company ranking junior to or on a parity with the Series B Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other capital stock of the Company ranking junior to the Series B Preferred Stock as to dividends and upon liquidation or redemptions for the purpose of preserving the Company's qualification as a real estate investment trust under the Internal Revenue Code of 1986, as amended). Holders of shares of the Series B Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on the Series B Preferred Stock as provided above. Any dividend payment made on shares of the Series B Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

     5. Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of shares of Series B Preferred Stock are entitled to be paid out of the assets of the Company legally available for distribution to its shareholders a liquidation preference of $25 per share (the "Liquidation Preference"), plus an amount equal to any accrued and unpaid dividends to the date of payment, but without interest, before any distribution of assets is made to holders of Common Stock or any other class or series of capital stock of the Company that ranks junior to the Series B Preferred Stock as to liquidation rights. The Company will promptly provide to the holders of Series B Preferred Stock written notice of any event triggering the right to receive such Liquidation Preference. After payment of the full amount of the Liquidation Preference, plus any accrued and unpaid dividends to which they are entitled, the holders of Series B Preferred Stock will have no right or claim to any of the remaining assets of the Company. The consolidation or merger of the Company with or into any other corporation, trust or entity or of any other corporation with or into the Company, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

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     In determining whether a distribution (other than upon voluntary or involuntary liquidation) by dividend, redemption or other acquisition of shares of stock of the Company or otherwise is permitted under the Maryland General Corporation Law (the "MGCL"), no effect shall be given to amounts that would be needed if the Company would be dissolved at the time of the distribution, to satisfy the preferential rights upon distribution of holders of shares of stock of the Company whose preferential rights upon distribution are superior to those receiving the distribution.

     6. Redemption.

     (a) The Series B Preferred Stock is not redeemable prior to July 1, 2003 subject, however, to the provisions in paragraph (9) of this Article Second.
On and after July 1, 2003, the Company, at its option, upon not less than 30 nor more than 60 days' written notice, may redeem shares of the Series B Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25 per share, plus all accrued and unpaid dividends thereon to the date fixed for redemption (except with respect to any shares of Series B Preferred Stock in excess of 9.9% of the value of the outstanding capital stock of the Company (the "Excess Shares")) without interest. The redemption price (other than the portion thereof consisting of accrued and unpaid dividends) is payable solely out of the sale proceeds of other capital stock of the Company and from no other source. For purposes of the preceding sentence, "capital stock" means any common stock, preferred stock, depositary shares, interest, participations or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing.
Holders of Series B Preferred Stock to be redeemed shall surrender such Series B Preferred Stock at the place designated in such notice and shall be entitled to the redemption price and any accrued and unpaid dividends payable upon such redemption following such surrender. If notice of redemption of any shares of Series B Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any shares of Series B Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such shares of Series B Preferred Stock, such shares of Series B Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. If less than all of the outstanding Series B Preferred Stock is to be redeemed, the Series B Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by the Company.

     (b) Unless full cumulative dividends on all shares of Series B Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no shares of Series B Preferred Stock shall be redeemed unless all outstanding shares of Series B Preferred Stock are simultaneously redeemed and the Company shall not purchase or otherwise acquire directly or indirectly

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any shares of Series B Preferred Stock (except by exchange for capital stock of the Company ranking junior to the Series B Preferred Stock as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase by the Company of Excess Shares in order to ensure that the Company continues to meet the requirements for qualification as a REIT, or the purchase or acquisition of shares of Series B Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series B Preferred Stock. So long as no dividends are in arrears, the Company shall be entitled at any time and from time to time to repurchase shares of Series B Preferred Stock in open-market transactions duly authorized by the Board of Directors and effected in compliance with applicable laws.

     (c) Notice of redemption will be mailed by the Company, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series B Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Company. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series B Preferred Stock except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of shares of Series B Preferred Stock to be redeemed; (iv) the place or places where the Series B Preferred Stock is to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date. If less than all of the Series B Preferred Stock held by any holder is to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series B Preferred Stock held by such holder to be redeemed.

     (d) Immediately prior to any redemption of Series B Preferred Stock, the Company shall pay, in cash, any accumulated and unpaid dividends through the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series B Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date.

     e) Excess Shares may be redeemed, in whole or in part, at any time when outstanding shares of Series B Preferred Stock are being redeemed, for cash at a redemption price of $25 per share, but excluding accrued and unpaid dividends on such Excess Shares, without interest. Such Excess Shares shall be redeemed in such proportion and in accordance with such procedures as shares of Series B Preferred Stock are being redeemed.

     7. Voting Rights.

     (a) Holders of the Series B Preferred Stock will not have any voting rights, except as set forth below.


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        (b) Whenever dividends on any shares of Series B Preferred Stock shall be in arrears for eighteen or more months (a "Preferred Dividend Default"), the number of directors then constituting the Board of Directors shall be increased by two (if not already increased by reason of a similar arrearage respect to any Parity Preferred (as hereinafter defined). The holders of such shares of Series B Preferred Stock (voting separately as a class with all other series of Preferred Stock ranking on a parity with the Series B Preferred Stock as to dividends or upon liquidation ("Parity Preferred") upon which like voting rights have been conferred and are exercisable) will be entitled to vote separately as a class, in order to fill the vacancies thereby created, for the election of a total of two additional directors of the Company (the "Preferred Stock Directors") at a special meeting called by the holders of record of at least 20% of the Series B Preferred Stock or the holders of record of at least 20% of any series of Parity Preferred so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders) or at the next annual meeting of shareholders, and at each subsequent annual meeting until all dividends accumulated on such shares of Series B Preferred Stock and Parity Preferred for the past dividend periods and the dividend for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In the event the directors of the Company are divided into classes, each such vacancy shall be apportioned among the classes of directors to prevent stacking in any one class and to insure that the number of directors in each of the classes of directors, are as equal as possible. Each Preferred Stock Director, as a qualification for election as such (and regardless of how elected) shall submit to the Board of Directors of the Company a duly executed, valid, binding and enforceable letter of resignation from the Board of Directors, to be effective upon the date upon which all dividends accumulated on such shares of Series B Preferred Stock and Parity Preferred for the past dividend periods and the dividend for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment, whereupon the terms of office of all persons elected as Preferred Stock Directors by the holders of the Series B Preferred Stock and any Parity Preferred shall, upon the effectiveness of their respective letters of resignation, forthwith terminate, and the number of directors then constituting the Board of Directors shall be reduced accordingly. A quorum for any such meeting shall exist if at least a majority of the outstanding shares of Series B Preferred Stock and shares of Parity Preferred upon which like voting rights have been conferred and are exercisable are represented in person or by proxy at such meeting. Such Preferred Stock Directors shall be elected upon the affirmative vote of a plurality of the shares of Series B Preferred Stock and such Parity Preferred present and voting in person or by proxy at a duly called and held meeting at which a quorum is present. If and when all accumulated dividends and the dividend for the then current dividend period on the Series B Preferred Stock shall have been paid in full or declared and set aside for payment in full, the holders thereof shall be divested of the foregoing voting rights (subject to revesting in the event of each and every Preferred Dividend Default) and, if all accumulated dividends and the dividend for the then current dividend period have been paid in full or set aside for payment in full on all series of Parity Preferred upon which like voting rights have

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been conferred and are exercisable, the term of office of each Preferred Stock
Director so elected shall terminate. Any Preferred Stock Director may be removed at any time with or without cause by, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of the Series B Preferred Stock when they have the voting rights described above (voting separately as a class with all series of Parity Preferred upon which like voting rights have been conferred and are exercisable). So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series B Preferred Stock when they have the voting rights described above (voting separately as a class with all series of Parity Preferred upon which like voting rights have been conferred and are exercisable). The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

        (c) So long as any shares of Series B Preferred Stock remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series B Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), amend, alter or repeal the provisions of the Charter or the Articles Supplementary, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of the Series B Preferred Stock or the holders thereof, including without limitation, the creation of any series of Preferred Stock ranking senior to the Series B Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up; provided, however, that with respect to the occurrence of any Event set forth above, so long as the Series B Preferred Stock (or any equivalent class or series of stock issued by the surviving corporation in any merger or consolidation to which the Company became a party) remains outstanding with the terms thereof materially unchanged, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Series B Preferred Stock and provided, further that (i) any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock, or (ii) any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to the Series B Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

     (d) The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series B Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

     (e) Except as expressly stated in these Articles Supplementary, the Series B Preferred Stock shall not have any relative, participating, optional or other


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special voting rights and powers and the consent of the holders thereof shall not be required for the taking of any corporate action, including but not limited to, any merger or consolidation involving the Corporation or a sale of all or substantially all of the assets of the Corporation, irrespective of the effect that such merger, consolidation or sale may have upon the rights, preferences or voting power of the holders of the Series B Preferred Stock.

     8. Conversion. The Series B Preferred Stock is not convertible into or exchangeable for any other property or securities of the Company.

     9. Restrictions on Ownership and Transfer. Once there is a completed public offering of the Series B Preferred Stock, if the Board of Directors shall, at any time and in good faith, be of the opinion that actual or constructive ownership of at least 9.9% or more of the value of the outstanding capital stock of the Company has or may become concentrated in the hands of one owner, the Board of Directors shall have the power (i) by means deemed equitable by the Board of Directors, and pursuant to written notice, to call for the purchase from any shareholder of the corporation a number of shares of Series B Preferred Stock sufficient, in the opinion of the Board of Directors, to maintain or bring the direct or indirect ownership of such beneficial owner to no more than 9.9% of the value of the outstanding capital stock of the corporation, and (ii) to refuse to transfer or issue shares of Series B Preferred Stock to any person whose acquisition of such Series B Preferred Stock would, in the opinion of the Board of Directors, result in the direct or indirect ownership by that person of more than 9.9% of the value of the outstanding capital stock of the Company. The purchase price for any shares of Series B Preferred Stock shall be equal to the fair market value of the shares reflected in the closing sales price for the shares, if then listed on a national securities exchange, or if the shares are not then listed on a national securities exchange, the purchase price shall be equal to the redemption price of such shares of Series B Preferred Stock. Payment of the purchase price shall be made within thirty days following the date set forth in the notice of call for purchase, and shall be made in such manner as may be determined by the Board of Directors of the Company. From and after the date fixed for purchase by the Board of Directors, as set forth in the notice, the holder of any shares so called for purchase shall cease to be entitled to distributions, and other benefits with respect to such shares, excepting only the right to payment of the purchase price fixed as aforesaid. Any transfer of Series B Preferred Shares that would create an actual or constructive owner of more than 9.9% of the value of the outstanding shares of capital stock of this Company shall be deemed void ab initio and the intended transferree shall be deemed never to have had an interest therein. If the foregoing provision is determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the transferee of such Series B Preferred Shares shall be deemed, at the option of the corporation, to have acted as agent on behalf of the Company in acquiring such shares and to hold such shares on behalf of the Company.
     Notwithstanding anything herein to the contrary, the Company and its transfer agent may refuse to transfer any shares of Series B Preferred Stock, passing either by voluntary transfer, by operation of law, or under the last will and testament of any

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shareholder if such transfer would or might, in the opinion of the Board of
Directors or counsel to the Company, disqualify the Company as a Real Estate Investment Trust under the Internal Revenue Code. Nothing herein contained shall limit the ability of the corporation to impose or to seek judicial or other imposition of additional restrictions if deemed necessary or advisable to
preserve the Company's tax status as a qualified Real   Estate Investment
Trust. Nothing herein contained shall preclude settlement of any transaction entered into through the facilities of the New York Stock Exchange.
     THIRD: The classification of authorized but unissued shares as set forth in these Articles Supplementary does not increase the authorized capital of the Company or the aggregate par value thereof.

     FOURTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.
     FIFTH: The undersigned Vice President of the Company acknowledges these Articles Supplementary to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned Vice President of the Company acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
     IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Vice President and attested to by its Secretary on this 23rd day of April, 1998.

         ATTEST                      OMEGA HEALTHCARE INVESTORS, INC.


         /s/ Susan A. Kovach         By: /s/ David Stover
         --------------------------      -----------------------------
         Susan A. Kovach, Secretary       David Stover, Vice President




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